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              ASSUMPTION AGREEMENT (this "Agreement"), dated as of January 8,
1997, between Liquidity Financial Group, L.P., a California limited partnership ("LFG"), and American Holdings I, L.P., a Delaware limited partnership ("AHI").


                              W I T N E S S E T H:


              WHEREAS, LFG and The Krupp Corporation, a Massachusetts corporation (the "Corporation"), entered into a Letter Agreement, dated as of June 27, 1996 and amended as of October 8, 1996 and January 8, 1997 (the "Letter Agreement"), pursuant to which LFG and its Affiliates (as defined therein) agreed to certain restrictions in exchange for current lists (the "Lists") of the names and addresses of the holders of the units of Investor Limited Partnership Interest (or depositary certificates representing such units) (the "Units") in various real estate limited partnerships sponsored and/or managed by The Krupp Corporation, a Massachusetts corporation ("Krupp");

              WHEREAS, Krescent Partners L.L.C. (i) retained Liquidity Financial Advisors, Inc., an affiliate of LFG, as its financial advisor and
(ii) used the Lists of the real estate limited partnerships listed on Schedule I attached hereto (the "Scheduled Partnerships") to commence tender offers for Units (the "Krescent Tender Offers");

              WHEREAS, AHI desires to participate in the Krescent Tender Offers and, therefore, has agreed to become bound by the terms of the Letter Agreement with respect to the Scheduled Partnerships; and

              WHEREAS, Longacre Corporation ("Longacre"), an affiliate of AHI, and Krupp are parties to an agreement, dated November 26, 1996 (the "Longacre Standstill Agreement"), pursuant to which Longacre has undertaken (on its own behalf and on behalf of its affiliates, including AHI) certain obligations with respect to the Scheduled Partnerships and certain other real estate limited partnerships sponsored by Krupp and, concurrently with the execution and delivery hereof, Longacre and Krupp have executed and delivered an amendment to the Longacre Standstill Agreement (the "Amendment") to delete the Scheduled Partnerships from the schedule of real estate limited partnerships covered by the Longacre Standstill Agreement;

              NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AHI agrees as follows:

              (a) With respect to the Scheduled Partnerships, from and after the date hereof AHI hereby agrees to become bound by the Letter Agreement to the extent LFG is so bound as if AHI had executed the Letter Agreement on the date hereof; provided, however, AHI shall only have liability with respect to its actions or inactions under the Letter Agreement and shall not be liable for any breach of any representation, warranty or covenant by LFG or any other party to the Letter Agreement (whether directly or by assumption).





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              (b)    AHI shall not be bound by the Letter Agreement to the
extent that any of the obligations and liabilities of LFG under the Letter Agreement are expanded, broadened, increased or enlarged.

              (c) Nothing contained herein shall require AHI to pay, perform or discharge any liabilities or obligations expressly assumed hereunder so long as AHI shall in good faith contest or cause to be contested the amount or validity thereof.

              (d) AHI represents that it has not made any statements inconsistent with the terms of the Krescent Tender Offers and hereby agrees to comply with the terms of that certain letter dated December 17, 1996 from Steven L. Lichtenfeld to James Dubin, a copy of which is attached hereto.


              IN WITNESS WHEREOF, LFG and AHI have caused this Agreement to be duly executed as of the date first written above.


                                        AMERICAN HOLDINGS I, L.P.


                                        By:    American Holdings I-GP, Inc.,
                                               its general partner


                                               By: /s/ HENRY J. GERARD
                                                  ---------------------------
                                                      Name: Henry J. Gerard
                                                           ------------------
                                                      Title: Vice President
                                                            -----------------


                                        LIQUIDITY FINANCIAL GROUP, L.P.

                                        By:    Liquidity Financial Corporation,
                                               its general partner


                                               By: /s/ BRENT DONALDSON
                                                  ---------------------------
                                                      Name:  Brent Donaldson
                                                      Title: President





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                                   SCHEDULE I


                         Krupp Realty Fund, Ltd. - III

                      Krupp Realty Limited Partnership - V

                     Krupp Realty Limited Partnership - VII

                      Krupp Cash Plus Limited Partnership





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